Exhibit 99.1

For:	International Baler Corp.
5400 Rio Grande Avenue
Jacksonville, FL 32254

Contact:	William Nielsen
(904) 358-3812

FOR IMMEDIATE RELEASE

Jacksonville, January 25, 2019 - - International Baler Corp. (OTC BULLETIN BOARD: IBAL) International Baler Corporation elected Victor W. Biazis, President and Chief Executive Officer of the Company, to the Board of Directors of the Company.

Mr. Biazis has held various Senior Management and Executive roles in his career. He was with H.B. Fuller from 1981 to 2005, a Global Adhesive Supplier based in St. Paul, MN. From 2000 to 2005, he was a General Manager for the North America Packaging Adhesive Business Unit of H.B. Fuller. He then moved on and served as the President and Regional CEO for Wisdom Adhesives Global Group, based in Elgin, IL, from 2006 to 2011. Most recently, from 2011 to 2018, Mr. Biazis, was President and CEO of Coastal Industrial Products. Mr. Biazis received a Bachelor Degree in Political Science from Southeastern Louisiana University in 1981.

International Baler is an original equipment manufacturer of baling equipment used world-wide. International Baler has been manufacturing baling equipment for over 60 years. The Company’s primary focus is to provide its customers with the best balers on the market and it offers a variety of different models including Vertical Balers, Horizontal Balers, Auto-Tie Balers and Two-Ram Balers.